Exhibit 4.79

Asset Purchase Agreement

This Asset Purchase Agreement (the “Agreement”) is made on November 13, 2018 by and between:

(1)	Beijing Infinities Interactive Media Co., Ltd. (the “Buyer”), a joint stock company duly incorporated and existing under the laws of the People’s Republic of China (the “PRC”) with limited liabilities, with its registered address at Room 204, 2F, Xinghua Green Industry Building, Baosheng East Road, Haidian District, Beijing (Dongsheng area); and

(2)	Beijing Qianxiang Wangjing Technology Development Co., Ltd. (the “Seller”), a limited liability company duly incorporated and existing under the laws of the PRC, with its registered address at Room 315, 3F, Building 1, No. 17 Xijing Road, Shijingshan District, Beijing.

Each shall individually be referred to as a “Party”, to each other as the other Party, together as the “Parties.”

WHEREAS:

1.	The seller is engaged in the business in relation to Renren.com, a social networking platform; and

2.	The Seller wishes to sell to the Buyer and the Buyer agrees to purchase from the Seller, the Acquired Assets (as defined below) owned by the Seller, all rights related thereto, including but not limited to ownership, rights of possession, use rights, income rights and disposition rights, and other benefits in accordance with the terms and conditions agreed herein (the “Asset Purchase”).

NOW, THEREFORE, the Parties hereby enter into the Agreement in respect of the Acquired Assets.

Section 1 Definitions

For purpose hereof, the following terms shall have the following meanings:

Acquired Assets has the meaning set forth in Section 3.1 hereof.

Closing Date has the meaning set forth in Section 7.1 hereof.

Consideration has the meaning set forth in Section 4.1 hereof.

Government Authority has the meaning set forth in Section 5.3(3) hereof.

Working Day means a day on which banks are open for business in the PRC (excluding Saturdays and Sundays).

Section 2 General Provisions of Acquisition

2.1         Sale and Purchase of Acquired Assets. Subject to the terms and conditions set forth herein, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Acquired Assets. On and from the Closing Date, the Buyer shall be entitled to all ownership, rights and interests of the Acquired Assets and be liable for all risks, indebtedness, liabilities and obligations in connection with the Acquired Assets, and the Seller shall no longer be entitled to all ownership, rights and interests of the Acquired Assets or be liable for any risks, indebtedness, liabilities and obligations in connection with the Acquired Assets, except for those risks, indebtedness, liabilities and obligations in connection with the Acquired Assets as a result of any causes arising prior to the Closing Date under Section 2.3 hereof, in which case the Seller shall still be liable for the related risks, indebtedness, liabilities and obligations and the Buyer agrees to make efforts in good faith to, or cooperate with the Seller to, reduce any loss suffered by any Party or both Parties resulting from such risks, indebtedness, liabilities and obligations (any reasonable and necessary expenses or costs incurred by the Buyer for taking such acts shall be borne by the Seller), and any compensation for any loss of the Seller arising out of the Buyer’s negligence in acting shall otherwise be agreed by the Parties through consultations within the scope of the agreed-to-be-transferred business pursuant to the Business Transfer Agreement (as defined below) otherwise executed by the Parties hereto.

2.2         No Security Interests. The Seller shall ensure that the ownership of the Acquired Assets on the Closing Date is not subject to any mortgage, pledge, lien or other security interests or any third party rights, except for those that have been disclosed by the Seller to the Buyer with written consent from the Buyer as of the date hereof.

2.3         Closing. The Acquired Assets shall be deemed to have been transferred to the Buyer on the Closing Date whenever the completion of transfer formalities for the Acquired Assets happens. Prior to the Closing Date, all risks, indebtedness, liabilities and obligations arising from the Acquired Assets or the business of Renren.com carried out by the Seller shall be borne and assumed by the Seller. For the avoidance of doubt, after the Closing Date, if, in absence of any fault of the Seller, any third party insists that the Seller continue to assume or discharge any risks, indebtedness, liabilities or obligations related to the Acquired Assets, the Buyer shall provide reasonable cooperation at good faith, and each Party shall bear any expenses that shall be borne by it in accordance with applicable laws and receive any income that it shall be entitled by bearing the such expenses, unless otherwise agreed by the Parties.

2.4         Authorization after Closing. (1) The Buyer agrees that the Seller, with the approval from the Buyer, shall have the right to use the trademarks set forth in Schedule III within the scope of industries that do not compete with the Buyer’s businesses including but not limited to Internet advertising business, value-added telecommunications business and Internet cultural service. Prior to the date of this Agreement, as otherwise agreed in writing by the Buyer, the Buyer may choose to continue the trademark authorization granted to any third party within the period approved by the Buyer and within the scope of the Seller’s trademark authorization to third parties as disclosed by the Seller to the Buyer in Schedule IV, as specified in any formal agreement executed by relevant parties; (2) the Seller agrees that if title transfer cannot be completed in respect of some intellectual properties of the Acquired Assets until completion of amendment registrations therefor (“Registration-required Assets”), prior to relevant registrations, the Seller shall enter into relevant agreements with the Buyer to grant the Buyer unconditional authorization or license to use such intellectual properties free of charge (for the avoidance of doubt, any such authorization or license made by the Seller in respect of any trademark shall be limited to authorizing or licensing the Buyer to use such trademark within the scope of the category of such four-digit number that the trademark is categorized under the PRC law).

Section 3 Acquired Assets

3.1        Acquired Assets. The Acquired Assets refer to all assets owned by the Seller that are related to the business of Renren.com and any rights and interests thereto, including but not limited to:

(1)     all assets listed in Schedule I hereto, including but not limited to all fixed assets and intangible assets including but not limited to related domain names, APPs, patents, computer software copyrights, trademarks, trademark application rights, technical secrets, computer programs, non-patented technologies, know-hows, qualifications, licenses, historical pictures, video materials and all existing data and historical data, involved in the Seller’s operation of Renren.com; provided that such assets shall be sufficient to ensure that Renren.com is able to function properly according to its current operating standards and any absence of any assets owned originally by the Seller or its affiliates in such assets shall not have any adverse effect on Renren.com’s normal operation according to its current operating standards;

(2)     Documents and records. all business records, financial and accounting records, operating records, operational data, operational statistics, training manuals and all related documents, records, data, logs, manuals and materials (whether in writing or stored in a computer electronically) or their true, accurate and complete copies that are used by the Seller in connection with the Acquired Assets and related businesses;

(3)     Rights and claims. all warranties, claims, indemnity rights, right of set-offs, creditor’s rights and other similar rights relating to or arising from the Acquired Assets, including but not limited to all benefits and all rights thereto obtained or entitled in connection with the Acquired Assets under all third-party property insurance and accident insurance, excluding any indebtedness or liabilities in respect of the Acquired Assets incurred on or before the Closing Date or resulting from any cause on or before the Closing Date.

3.2 The Parties acknowledge that, unless otherwise provided herein or otherwise agreed in writing by the Parties, the Seller shall not transfer any debts to the Buyer in the Asset Purchase and the following debts or liabilities shall be borne by the Seller:

(1)     All debts or liabilities incurred on or before the Closing Date or arising from any cause on or before the Closing Date, including but not limited to any liabilities to be assumed by the Seller or the Buyer as a result of any violations of any laws or regulations by the Seller during its business operations on or before the Closing Date; provided that (i) if the Buyer’s reluctance to accept the employees listed in Schedule VI results in any severance compensation (if applicable) by the Seller to such employees, the Buyer shall compensate the Seller in full in respect thereof; (ii) if, in absence of any fault of the Seller, any counterparty to any contract in respect of any Acquired Asset insists that the Seller continue to perform or assume the obligations under such contract, the Buyer shall provide reasonable cooperation in good faith, and each Party shall bear any expenses that shall be borne by it in accordance with applicable laws and receive any income that it shall be entitled by bearing the such expenses, unless otherwise agreed by the Parties

(2)     All debts or liabilities of the Seller in respect of tax;

(3)     All debts or liabilities including tax liabilities (whenever such debts or liabilities are made or occurred) arising out of or relating to: (i) any employment by the Seller of any person or any service provision by such person before termination of employment contract or service contract with the Seller, or termination of any employment with any person or termination of any service provided by such person; (ii) any right to claim by any employee against the Seller before the Seller terminates the employment contract; (iii) any dispute arising from any employee benefit plan before any termination of employment contract with the Seller, including but not limited to the default or missed payment of social insurance and housing fund. For the avoidance of doubt, if such debt or liability arises from any cause before the termination of the employment contract or service contract with the Seller by such employee or service provider, the debt or liability shall be the responsibility of the Seller; provided that if any former employees of the Seller enters into an employment contract or establish service relations (the “New Employment”) with the Buyer or any of its affiliates, the Seller shall not be liable for any debts or liabilities of the Buyer relating to the New Employment. The Seller shall only assume the liabilities that shall be assumed by the Seller before termination of employment relationship between the related employee and the Seller.

Section 4 Consideration and Payment

4.1        Consideration. The Parties hereto agree that the price of the Asset Purchase (the “Consideration”) shall be an amount denominated in RMB equivalent to US$20,010,000, calculated based on the medium rate of exchange of US dollar to RMB published by the People’s Bank of China on each payment date.

The Consideration shall be paid in accordance with the provisions of Section 4.2 hereof.

4.2        Payment. On the payment date under the Agreement, if there is no violation or dissatisfaction by the Seller of or no obvious evidence from the Buyer that the Seller will not satisfy the conditions to Buyer’s performance of obligations as specified in Section 7.2 hereof, or any such violation, dissatisfaction or evidence has been waived in writing by the Buyer, the Buyer shall:

(1) pay US$10,000,000 equivalent of RMB on or before December 31, 2018;

(2) pay US$5,000,000 equivalent of RMB on or before February 1, 2019; and

(3) pay US$5,010,000 equivalent of RMB on or before March 1, 2019.

The Consideration shall be paid to the following account of the Seller:

Bank Name	China Merchants Bank, Beijing East Third Ring Branch
Account Name	Beijing Qianxiang Wangjing Technology Development Co., Ltd.
Account Number	110906269610601

Section 5 Seller’s Representations and Warrants

The Seller, in addition to those that have been disclosed in the Disclosure Letter attached as Schedule V, hereby represents and warrants to the Buyer and in favor of the Buyer as in the following Sections 5.1, 5.2, 5.3, 5.7, 5.8, 5.9, 5.10 and 5.13 on the date hereof and the Closing Date, and represents and warrants to the Buyer and in favor of the Buyer on the Closing Date under the Agreement that:

5.1        Organization. The Seller is a limited liability company duly organized and validly existing under the laws of the PRC. It has the full power and authority to own, use, benefit from and operate its properties, to engage in the business it currently carries out and to perform its obligations hereunder and any ancillary documents that it may enter into in accordance with the provisions hereof.

5.2        Authorization and Enforceability. The Seller has all necessary rights, powers and authority to conclude, execute, deliver and perform the Agreement and any other documents required to perform the Agreement. The Agreement and any such other documents, upon coming into effect, shall constitute legal, valid, binding and enforceable agreements for the Seller.

5.3        No Violation or Default. No execution, delivery and performance hereof by the Seller shall contravene or result in a breach of any of the following provisions, or constitute a default (or result in exercising any right to terminate in accordance therewith) or a violation of any of the following:

(1)     the Seller’s business license, Sections of association or other constitutional documents;

(2)     any contract to which the Seller is a party;

(3)     any PRC law, or any judgment, order, ruling or decree issued by any court, other tribunal, government or governmental agency, department, committee or other organizations or institutions (the “Government Authority”) that has jurisdiction over the Seller or any assets owned by it.

5.4        Ownership and No Security Interests. On the Closing Date, the Seller has the ownership over the Acquired Assets, which shall not be subject to any mortgage, pledge, lien or other security interests or any third party rights, and the ownership of the Acquired Assets shall be deemed to have been transferred in full to the Buyer on the Closing Date.

5.5        Status of Acquired Assets. All relevant assets are used and maintained in accordance with generally accepted standards and are sufficient to satisfy the needs of the Seller’s continued operation of Renren.com on and before the Closing Date and the Buyer’s continued operation of Renren.com after the Closing Date in accordance with the Seller’s daily operating standards prior to the Closing Date (and if there is any change of law or other force majeure that causes the Acquired Assets and the acquired business unable to be operated in accordance with the Seller’s daily operating standards prior to the Closing Date, the Seller shall not assume any liabilities) and will not have any changes that have adverse effect to the Buyer’s receipt, holding, use, and disposal of the Acquired Assets and relevant assets will not become obsolete, invalid or unusable during their normal use period. Except as otherwise agreed herein, any form of intangible assets of the Acquired Assets, including but not limited to related domain names, APPs, patents, computer software copyrights, trademarks, trademark application rights, technical secrets, computer programs, non-patented technologies, technical know-hows, historical pictures, video materials and all existing data and historical data, after the transfer of relevant assets, shall not in any form be occupied, used or authorized to any third party to occupy or use, except as provided in Section 2.4 hereof. The Seller undertakes to keep the content of such intangible assets (the “Confidential Information”) permanently confidential to third parties, provided that the Seller shall not be deemed to have violated the confidentiality obligation provided in this section if: (1) such Confidential Information has come into public domain not due to the Seller’s violation of the confidentiality obligation provided in this section; (2) the Seller is made to disclose the Confidential Information in conflict with this section in accordance with applicable laws including but not limited to the securities laws and regulations, provided that the Seller shall inform the Buyer of the proposed disclosure before such disclosure and limit the scope of disclosure to the minimum required by the law; and (3) the Seller discloses the Confidential Information to its current or prospect investors, employees, investment banks, lenders, partners, accountants and lawyers in good faith, in each case, disclosure may only be made if such persons or entities have similar confidentiality obligation as set forth in this section and if such persons or entities breach the obligation of confidentiality, the Seller shall be deemed to have breached the confidentiality obligation hereunder concurrently.

5.6        Ordinary Course of Business. Except as otherwise agreed herein, as of the Closing Date, the Seller still, in the course of its normal business, based on its past practice and in accordance with applicable laws, operate the normal business of the Acquired Assets, operate, use and maintain the Acquired Assets and use its best efforts to preserve its complete business structure, maintain the services provided by its employees, and keep in contact with its clients, lessors, lenders, vendors, distributors, trustors, trustees and other persons who carry out transactions and establish business relationship with it.

5.7        Government Approvals. In addition to those that have been disclosed to the Buyer, the Seller has obtained all approvals, authorizations, confirmations, permissions, registrations or other consents (if required) from any government agency in respect of the transfer of domain name as required by applicable laws, and such approvals, authorizations, confirmations, permissions, registrations or other approvals remain in effect. For the avoidance of doubt, the Seller specifically acknowledges that the Asset Purchase requires no or has obtained such approvals, permissions, filings and consents from the relevant regulators of Renren Inc., an overseas affiliate of the Seller, including but not limited to the US Securities and Exchange Commission and US stock exchanges and has made relevant information disclosure required at this stage.

5.8        Intellectual Property. The seller has disclosed to the Buyer all intellectual property that the Seller owns or has the right to use in respect of the Acquired Assets, or that are required to operate Renren.com’s business before the transfer of the operational control of Renren.com to the Buyer, including but not limited to Renren.com-related domain names, APPs, patents, computer software copyrights, trademarks, trademark application rights, technical secrets, computer programs, non-patented technologies, technical know-how, historical pictures, video materials and all existing data and historical data. The operation of Renren.com and the use of the Acquired Assets by the Seller before the transfer of the operational control of Renren.com to the Buyer, or the transfer of the Acquired Assets including such intellectual property or the use rights in respect thereof, do not infringe any patents, trademarks, copyrights, service marks, technical secrets, proprietary technologies or any other third party’s intellectual property rights.

5.9        Litigation. (1) Except as already disclosed to the Buyer, to the knowledge of the Seller, there are no legal actions, claims or requirements pending or threatened against the Seller for purpose of limiting or prohibiting the completion of the Asset Purchase to obtain compensation, and there are no government order issued by a Government Authority with jurisdiction that has come into effect to restrict or otherwise prohibit the Asset Purchase. For purpose of the preceding sentence, “to the knowledge” means the Party’s actual knowledge after due and prudent inquiries to such management, directors and other employees as the Party may reasonably believe to be aware of the information, or (2) except as already disclosed to the Buyer, there are no litigations, arbitrations, trials, investigations or other proceedings that arise not in its daily operation and that, if an adverse award is make, would adversely affect the Acquired Assets and liabilities.

5.10       Financial data. The Seller commits that the financial data provided by it to the Buyer in respect of the Acquired Assets are true, complete, accurate and valid, that there are no circumstances of false information, material omissions or inconsistencies with facts in any form, and that the Seller shall bear any loss suffered by the Buyer arising out of such false information, material omissions or inconsistencies with the facts.

5.11      Information Protection. The Seller complies with the provisions under the information protection laws and administrative regulations of the PRC in operating the business of Renren.com. There are currently no claims, litigations, arbitrations, trials, investigations or other proceedings arising from the violation of information protection laws and regulations in respect of the Acquired Assets or the operation thereof.

5.12       No material changes. In addition to the purchase contemplated by the Agreement, (i) the Seller only carries out business during ordinary course of business, and (ii) no event, change or situation that, alone or together with any other events, changes or situations, has or is reasonably expected to have a material adverse effect on the Seller, the Acquired Assets and/or the purchase contemplated by the Agreement has occurred.

5.13      Full disclosure. No representations and warranties provided by the Seller hereunder and no other documents, certificates and materials provided hereunder have made any untrue statements about any material facts or matters, or made any material facts concealed or misleading. Except as disclosed in the Disclosure Letter attached as Schedule V, the Acquired Assets and the Asset Purchase do not have any existing or potential risks, including risks in the business, financial and legal respect, in accordance with applicable laws, including but not limited to the PRC laws.

Section 6 Buyer’s Representations and Warranties

The Buyer hereby represents and warrants to the Seller and in favor of the Seller on the date hereof and the Closing Date that:

6.1         Organization. The Buyer is a joint stock company duly organized and validly existing and in good standing under the laws of the PRC with limited liabilities. It has the full power and authority to perform its obligations hereunder and any ancillary document that it may enter into in accordance with the provisions hereof.

6.2         Authorization and Enforceability. The Buyer has all necessary powers and authority to conclude, execute, deliver and perform the Agreement and any other documents required to perform the Agreement. The Agreement and any such other documents, upon coming into effect, shall constitute legal, valid, binding and enforceable agreements for the Seller.

6.3         No Violation or Default. No execution, delivery and performance hereof by the Buyer shall contravene or result in a breach of any of the following provisions, or constitute a default (or result in exercising any right to terminate in accordance therewith) or a violation of any of the following:

(1)     the Buyer’s business license, articles of association or other constitutional documents;

(2)     any material contract executed by the Buyer, except that the Buyer has or is obtaining the consent from the other parties to the contract; or

(3)     any PRC law, or any judgment, order, ruling or decree issued by any Government Authority that has jurisdiction over the Buyer or any assets it owned by it.

6.4         Payment of Consideration. After the terms and conditions agreed herein are fulfilled, the Buyer shall pay the Consideration for the purchase promptly in full pursuant to the agreements hereunder.

Section 7 Closing and Closing Conditions

7.1        Closing. The expected purchase hereunder shall be completed (the “Closing”) on the date of the completion of transfer of the relevant domain name (the “Domain Name”) in the Acquired Assets set forth in Schedule I to the Buyer or its designated affiliate (the “Closing Date”). Within 30 days from the Closing Date, the Seller shall submit to the relevant Government Authority for registrations, filings and other formalities in respect of the change of ownership of the Acquired Assets other than the Domain Name, and the Buyer shall cooperate in good faith in respect thereof. If the Buyer is required to apply for or obtain relevant qualifications from any Government Authority for the completion of the transfer of the Acquired Assets, the Seller shall, if required, provide cooperation in good faith, including but not limited to moving relevant domain name out from the Seller’s relevant qualification or license as required by the Buyer, and, if necessary, cooperating with the Buyer to complete formalities for registration of the relevant domain name under the Buyer’s name, provided that such cooperation shall not cause any costs, expenses or losses that, at the Seller’s reasonable discretion, are unaffordable to the Seller.

The Seller and the Buyer or their respective affiliates shall agree on the transfer and handover of the business in respect of the Acquired Assets and execute a written agreement (the “Business Transfer Agreement”). The application by the Seller for the Domain Name transfer to the relevant Government Authority shall be subject to the execution of the Business Transfer Agreement which shall automatically take effect on the Closing Date agreed upon in the Agreement.

7.2        Conditions to Buyer’s Performance of Obligations

The Buyer’s obligation to commence and complete the Closing is subject to the fulfillment of the following conditions on or before Closing; or, at the Buyer’s discretion, subject to the waiver by the Buyer of such conditions for Closing:

(1)	Representations and Warranties

On the date hereof and the Closing Date, all representations and warranties made by the Seller herein and in the relevant agreements in connection with the Agreement shall be true and correct, as if they were made on the Closing Date, except for those representations and warranties that are expressively provided as being made on another date, in which case the Seller’s representations and warranties shall be deemed as if they were made on that specific date.

(2)	Performance

The Seller shall have fully performed and complied with all agreements, obligations, undertakings, warranties and conditions required hereunder that it shall perform or comply with at or before the Closing.

(3)	Material Adverse Effect

No events shall have occurred from the execution hereof to the Closing Date which may have a material adverse effect on the Acquired Assets and related businesses.

(4)	Sale and Transfer Certificate

For all Acquired Assets, the Seller shall have executed a sale and transfer certificate (the “Sale Certificate”) substantially in the form and content as set forth in Schedule II hereof on or before the Closing Date and have delivered the Sale Certificate to the Buyer.

7.3            Conditions to Seller’s Performance of Obligations

The Seller’s obligation to commence and complete the Closing is subject to the fulfillment of the following conditions at or before the Closing; or, at the Buyer’s discretion, to the waiver by the Buyer of such conditions for the Closing:

(1)	Representations and Warranties

On the date hereof and the Closing Date, the representations and warranties made by the Buyer herein and in the relevant agreements in connection with the Agreement shall be true and correct, as if they were made on the Closing Date, except for those representations and warranties expressively specified as being made on another date, in which case the Seller’s representations and warranties shall be deemed as if they were made on that specific date.

(2)	Performance

The Buyer shall have performed and complied with all agreements, obligations, and conditions required hereunder that it shall perform or comply with at or before the Closing in all material aspects.

Section 8 Undertakings

8.1        Further Assurance. The Seller and the Buyer hereby agree to cooperate with each other and to complete any and all pending work relating to the transaction contemplated by the Agreement as soon as possible without paying further consideration. For this purpose, both Parties hereto shall take or procure to take all necessary actions, including but not limited to: (1) completing the delivery and transfer formalities in respect of the Acquired Assets; and (2) executing and delivering all agreements including but not limited to the Business Transfer Agreement, documents and certificates to be executed or delivered by both Parties; and (3) applying to, filing with or obtaining from any Government Authority or any third party (as the case may be) for all required notices, permits, approvals, authorizations, consents, files and registrations authorized, filed or issued by such Government Authority or third party, to ensure full effect of the terms hereof. Any matters that must be resolved in effecting the Agreement but not covered by the Agreement shall be resolved in a fair, equal and appropriate manner through consultations by the Parties hereto.

8.2        Notice of Adverse Changes. The Seller shall immediately notify the Buyer in writing of any circumstances that may have a material adverse effect on the transaction contemplated hereunder or the Acquired Assets after the date hereof but before the Closing Date. Such circumstances shall include but not limited to any litigations, arbitrations, trials, investigations or other proceedings against the Seller that may have a material adverse effect on the transaction contemplated hereunder, or any approval or direction from any Government Authority, or any loss or damage to any of the Acquired Assets.

8.3        Employee

The Seller shall assist in the transfer, under the consent of the Buyer, of the corresponding employees in respect of the Acquired Assets to the Buyer or its actually controlled affiliates to be managed by the Buyer. The specific employee list is detailed in Schedule VI. The Seller shall ensure that each of such employees has signed an employment termination agreement with the Seller, and that the social security fees and housing fund of the employee before the termination of employment with the Seller or the affiliate have been borne by the seller.

8.4        Other assistance

The Seller shall assist the Buyer in getting in touch with the original suppliers, partners and distributors of the Acquired Assets, and make commercially reasonable efforts to enable the Buyer to carry out the business related to the Acquired Assets after Closing; the Seller shall make commercially reasonable efforts and procure the counterparties to agree to transfer the outstanding rights and obligations under the contracts and agreements in connection with the Acquired Assets to the Buyer or its actually controlled affiliates.

Section 9 Indemnity, Breach of Contract Liability and Termination

9.1        Seller’s Indemnity Liability. the Seller agrees to indemnify the Buyer from and against all demands, claims, actions, losses, liabilities, compensations, costs and expenses directly or indirectly assumed or suffered by the Buyer resulting from matters arising from the Seller’s breach of any of its representations, warranties, undertakings or agreements hereunder and to compensate the Buyer for all losses suffered therefrom. After the Buyer receives the Acquired Assets, if a third party makes any claims against the Buyer in respect of the Acquired Assets and such claims are based on any condition of the Acquired Assets before the Closing Date, the Seller shall, whether it has breached any of its representations, warranties, undertakings or agreements hereunder, take actions to exempt the Buyer from compensation or to indemnify the Buyer against any loss suffered by the Buyer as a result of such claim. The Buyer agrees to make efforts in good faith to reduce or cooperate with the Seller to reduce any loss that such risks, indebtedness, liabilities and obligations may have on any Party or both Parties with reasonable and necessary expenses or costs incurred by the Buyer for such efforts born by the Seller and any compensation for the Seller’s losses arising from the Buyer’s negligence in making such efforts shall be agreed by the Parties through consultations in accordance with the Business Transfer Agreement entered into separately by the Parties within the scope of the agreed-to-transfer business.

9.2        Buyer’s Indemnity Liability. the Buyer agrees to indemnify the Seller from and against all demands, claims, actions, losses, liabilities, compensations, costs and expenses directly or indirectly assumed or suffered by the Seller or made against the Seller arising from the Buyer’s breach of any of its representations, warranties, undertakings or agreements hereunder and to compensate the Seller for all losses suffered therefrom. Any claim made under this section shall be made in writing to the Buyer and shall be accompanied by a reasonably detailed description of the facts and situations that caused the claim. If the Buyer fails to pay the Consideration on time in accordance with Section 4.2 hereof, the Buyer shall pay an overdue fee equal to 0.3‰ of the outstanding Consideration to the Seller or any designated affiliate of the Seller.

9.3        Termination upon Failure of Closing. In case the Closing and Closing Conditions agreed in Section 7 hereof fail to be fulfilled, if the failure is caused by one Party, the other Party shall have the right to request termination hereof; and if the failure is caused by both Parties, either Party shall have the right to request termination hereof. If the Agreement is terminated for the above reasons, each Party shall return the other Party all of the considerations or assets obtained from the other Party, and shall be liable for indemnifying the other Party against any losses (if any) incurred by it, except as otherwise agreed on the indemnity liability in the Agreement. For the avoidance of doubt, after the Closing Date, both Parties shall procure in an active manner to complete the follow-up formalities hereunder and shall not terminate the Agreement unless agreed by the other Party or otherwise agreed herein.

9.4        Other. If any Party hereto violates any of its obligations or undertakings hereunder, or any of its representations and warranties made hereunder are found to be inconsistent with the facts or misleading, whether in good or bad faith, in addition to the indemnity liability provided herein, the non-defaulting Party shall have the right to demand remedy by the defaulting Party within 30 days. If the defaulting Party fails to remedy within the time limit, the non-defaulting Party shall have the right to rescind the Agreement.

Section 10 Tax Matters

10.1        Tax. The Parties hereto shall be responsible for their respective income tax, stamp duty or other taxes arising from the Asset Purchase in accordance with the laws and administrative regulations of the PRC.

Section 11 Governing Law and Dispute Resolution

11.1        Governing Law. The execution and performance hereof shall be governed by and construed in accordance with PRC law.

11.2        Disputes Resolution. Any dispute arising out of or in connection with the Agreement shall be resolved through friendly consultations by the Parties. If the dispute fails to be resolved through friendly consultations, either Party shall have the right to submit it to the China International Economic and Trade Arbitration Commission for arbitration in Beijing pursuant to the arbitration rules in force at the time of the arbitration.

Section 12 Other Provisions

12.1        Effectiveness. The Agreement shall come into effect on the date of execution by both Parties hereto and approval hereof by the shareholders’ meeting resolution/ shareholders’ decision of the Seller.

12.2         Severability; No Waiver. If any term or provision hereof is held invalid or unenforceable by any competent court or any other Government Authorities, the remaining terms and provisions hereof shall not be affected and shall remain in full validity and enforceability. Anything in the Agreement shall not render the failure of any Party hereto to require strict performance by the other Party of any provision in the Agreement to constitute a waiver to such provision, unless a waiver is delivered to such other Party in writing in respect thereof pursuant to the Agreement.

12.3         Entire Agreement; Amendment; Termination. The Agreement constitutes the entire agreement between the Parties hereto as to its subject matter hereof and supersedes all prior agreements in respect of the subject matter. The Agreement may not be amended or ended without the written consent of the Parties to the Agreement. The attachments to the Agreement have the same legal effect as the Agreement.

12.4         Assignment. Neither Party hereto shall assign the Agreement or any of its rights and interests or liabilities and obligations hereunder without the prior written consent of the other Party.

 12.5          Forms of Documents in Schedules. The forms of the relevant documents set forth in the Schedules to the Agreement may be amended as required by relevant Government Authorities, in accordance with changes in the laws and regulations of the PRC, based on the changes in relevant situations or by the consent of both Parties to the Agreement.

12.6          Language. The Agreement is written in both Chinese and English. In case of any inconsistency between the Chinese and English versions, the Chinese version shall prevail.

12.7          Originals. The Agreement is made in four originals with equal legal effect. Each Party shall hold two originals.

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the Parties hereto on the date first written above.

Buyer:	Beijing Infinities Interactive Media Co., Ltd.

By:
Name:
Title:

IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the Parties hereto on the date first written above.

Seller:	Beijing Qianxiang Wangjing Technology Development Co., Ltd.

By:
Name: Yang Jing
Title: Legal Representative

Schedule I List of Acquired Assets

Schedule II

Form of Sale and Transfer Certificate

This sale and transfer certificate (the “Certificate”) is issued by Beijing Qianxiang Wangjing Technology Development Co., Ltd. (the “Seller”) to Beijing Infinities Interactive Media Co., Ltd. (the “Buyer”) on [date].

WHEREAS:

A.        The Seller and the Buyer entered into an asset purchase agreement (the “Asset Purchase Agreement”) on [date] 2018. Unless otherwise defined in this Certificate, capitalized terms used in this Certificate shall have the meanings ascribed to them in the Asset Purchase Agreement; and

B.        Pursuant to the Asset Purchase Agreement, the Seller agrees to sell, transfer, assign and deliver the relevant assets owned and the relevant rights and interests thereto entitled by the Seller to the Buyer.

NOW, THEREFORE, the Seller confirms to the Buyer on the Closing Date that:

1.        Sale and Purchase of Assets. Pursuant to the agreement set forth in the Asset Purchase Agreement, the Seller hereby sell, transfer, assign and deliver to the Buyer the ownership and other rights and interests thereto entitled by the Seller as of the date of issuing this Certificate in respect of the Acquired Assets without any encumbrance (except for the encumbrances that have been disclosed to the Buyer).

Beijing Qianxiang Wangjing Technology Development Co., Ltd.

Legal/Authorized Representative:_____________

Schedule III List of Trademarks Authorized by the Buyer to be Used by the Seller within a Specific Scope

Schedule IV Authorization of Trademarks by the Seller to Third Parties Prior to the Date of the Agreement

Schedule V Disclosure Letter

Schedule VI List of Employees to be Transferred